SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2012

ITEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2012, the Board of Directors of ITEX Corporation (the “Company”) increased the size of the Board from three to four directors and appointed Mr. Timothy Morones as a Director to fill the resulting vacancy, effective November 19, 2012, with a term expiring at the next annual meeting of stockholders. Mr. Morones will initially serve on each of the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees.

Mr. Morones, 47, has been the Vice President of Finance and Operations for DataSphere Technologies Inc., a Seattle-based technology company, since June of 2011. From March 2010 to June 2011, he served as Director of Operations for Getty Images. From May 2008 to March 2010, Mr. Morones served as a Senior Financial and Operations Consultant for RealNetworks, Inc. a provider of digital media applications and services.  From July 2005 to April 2008, Mr. Morones served as Vice President of Treasury and Administration for InfoSpace, Inc. where he was involved in strategic initiatives, equity transactions, asset sales and directed and managed all treasury initiatives, including the payment of shareholder dividends. Mr. Morones brings to our Board more than 15 years of executive experience in financial management, operations, corporate development and strategic planning in various traditional, high-tech and growth-oriented companies. Mr. Morones holds a B.S. in Business Administration concentrating in Finance from California State University, Sacramento.

Mr. Morones will be compensated for his service on the Board of Directors by (i) a cash retainer of $10,000; and (ii) a grant of 5,000 shares of restricted common stock offered pursuant to the ITEX Corporation 2004 Equity Incentive Plan, to vest over a one-year period of service. In addition, Mr. Morones is eligible to enter into an Indemnification Agreement with the Company, a copy of which is filed as Exhibit 10.9 to the Company’s Form 10-KSB for the fiscal year ended July 31, 2003 and incorporated herein by reference. Other than as described herein, there are no arrangements or understandings between Mr. Morones and any other persons pursuant to which Mr. Morones was selected as Director of the Company. There are no family relationships between Mr. Morones and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 12, 2012, the Board of Directors of ITEX Corporation appointed John Wade to the position of Chief Financial Officer of the Company, effective January 1, 2013. Mr. Wade has served as a director of the Company since 2003, and currently serves as a consultant with the Company to assist with certain aspects of the accounting process, SEC reporting, and financial statement preparation.

Mr. Wade, age 50, brings more than 29 years of financial and public accounting experience to ITEX Corporation. Mr. Wade serves as part-time Director of Finance of Mercent Corporation. Mr. Wade served as Chief Financial Officer of Aptimus, Inc., a public online direct marketing company, from 1998 to 2007, responsible for leadership of financial operations, including strategic and financing transactions. Prior to joining Aptimus, Mr. Wade served as Chief Financial Officer and Chief Operating Officer for Buzz Oates Enterprises, a real estate development company. Mr. Wade is currently a principal of Wade Consulting. Mr. Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business and has been a certified public accountant since 1987. Mr. Wade’s experience contributes to the Company substantial financial and accounting knowledge, process and internal controls, and valuable insights regarding its strategic alternatives.

There are no family relationships between Mr. Wade and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Effective upon commencing his service as CFO, Mr. Wade will receive an annual base salary of $106,600 and will be eligible to receive cash or stock bonuses on a recurring or nonrecurring basis in amounts determined by the Compensation Committee or the Board of Directors, and to participate in any benefit programs applicable to eligible employees generally that are adopted by the Compensation Committee or the Board of Directors. Mr. Wade will serve in a part-time capacity. As of November 19, 2012, Mr. Wade will no longer serve as a member of the Audit or Compensation Committees. Mr. Wade will not receive any compensation for serving on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

By:	/s/ Steven White
Steven White Chief Executive Officer

Date: November 15, 2012

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